Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-22219) of Zenith National Insurance Corp. of our report dated June 26, 2006 relating to the financial statements and supplemental schedule of The Zenith 401(k) Plan as of December 31, 2005 and 2004, and for the year then ended December 31, 2005, which appears in this Form 11-K.

Los Angeles, California

June 28, 2006